Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 28, 2021, with respect to the financial statements of Arqit Limited included in the Registration Statement (Form F-4) of Arqit Limited Inc. dated May 28, 2021.

/s/ PKF Littlejohn LLP
PKF Littlejohn LLP

London, United Kingdom

May 28, 2021